Exhibit 10.1

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of                     , 20    , including any appendix for the optionee’s country (the “Appendix” and together with this Agreement, the “Award Agreement”), is between Citrix Systems, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual (the “Optionee”) who has electronically accepted this Award Agreement and is named in the Grant Terms and Agreement screen on the Fidelity.com website, or the website of any other stock plan service provider, pertaining to this award. The award information contained on such Grant Terms and Agreement screen is referred to herein as the “Grant Terms”.

1. Grant of Option. Pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (as the same may be amended or restated from time to time, the “Plan”), the Company may grant from time to time to the Optionee one or more options (each, an “Option”) to purchase from the Company certain shares of the common stock, par value $.001 per share, of the Company (the “Stock”). Such grants, if any, shall be made pursuant to, and defined in their relevant terms by this Award Agreement, the Plan and the Grant Terms, which may be issued and delivered to the Optionee at the time of any such grant.

2. Character of Option. Any such Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

3. Expiration of Option. Such Option shall expire at 4:00 p.m. ET on the Expiration Date set forth in the Grant Terms or, if earlier, at 4:00 p.m. ET on the date that is six months after the date on which the Optionee’s employment or other association with the Company ends for any reason.

4. Exercise of Option. Until such Option expires as set forth in Section 3 above, Optionee may exercise it, in full or in part, for the percentage of shares of Stock subject to such Option that has vested in accordance with the vesting schedule set forth in the Grant Terms. However, during any period that such Option remains outstanding after the Optionee’s employment or other association with the Company and its Affiliates ends, Optionee may exercise it only to the extent it was exercisable immediately prior to the end of Optionee’s employment or other association. The procedure for exercising an Option is described in Section 7.2(e) of the Plan.

5. Transfer of Option. Optionee may not transfer such Option except by will or the laws of descent and distribution, and, during Optionee’s lifetime, only Optionee may exercise such Option.

6. Incorporation of Plan Terms. Such Option is granted subject to all of the terms and provisions of the Grant Terms and the Plan, including but not limited to the limitations on the Company’s obligation to deliver shares of Stock upon exercise as set forth in Section 10 of the Plan (Settlement of Awards). Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Tax Withholding. Regardless of any action the Company or, if different, the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations, warranties or undertakings regarding the treatment of the Option or any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Stock upon exercise of the Option, the subsequent sale of Stock and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 10.7 of the Plan.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Optionee is deemed to have been issued the full number of shares of Stock subject to the exercised Option, notwithstanding that a number of shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the Plan.

Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Stock. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy. In accepting the Option, Optionee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Optionee’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

Optionee understands that the Employer, the Company and its Affiliates may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title or any shares held in the Company, and details of all awards or other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

Optionee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Optionee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).

Optionee understands that the Data Recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (for example, the United States) may have different data privacy laws and protections. Optionee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Optionee’s participation in the Plan. Optionee understands that Data will be held as long as is necessary to implement, administer and manage Optionee’s participation in the Plan.

Optionee understands that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data to make such Data factually accurate, in any case without cost, by contacting in writing Optionee’s local human resources representative.

10. Nature of Grant. In accepting the Option, Optionee expressly acknowledges, understands and agrees to the following:

(a) the Plan is established voluntarily by the Company and it is discretionary in nature;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options or other awards have been granted repeatedly in the past;

(c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d) this Award Agreement does not confer upon Optionee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment or service relationship (if any) at any time;

(e) the Option grant and Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(f) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(g) Optionee is voluntarily participating in the Plan;

(h) in the event of termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to vest in the Option to purchase Stock under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed; the Committee, or any officer of the Company to whom it delegates authority to administer the Plan, shall have the discretion to determine when Optionee is no longer actively employed for purposes of his or her participation in the Plan; and

(i) for Optionees who reside outside the U.S., the following additional provisions shall apply:

i)	the Option and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;

ii)	the Option and the underlying shares of Stock are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Optionee’s employment contract, if any;

iii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Optionee’s employment or service by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

11. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. Language. If the Optionee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13. Governing Law and Venue. This Award Agreement and any notices delivered pursuant hereto shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Optionee.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.

14. Appendix. Notwithstanding any provisions in this Award Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16. Miscellaneous.

(a) This Award Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

(b) This Award Agreement, the Plan and any Grant Terms delivered pursuant hereto, together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral relating to the subject matter hereof.

17. Amendments. The Committee may amend the terms of the Grant Terms or this Award Agreement, prospectively or retroactively, provided that the Grant Terms and/or Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Optionee’s rights under the Grant Terms and/or this Award Agreement without Optionee’s consent.

18. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By electronically accepting the Award Agreement and participating in the Plan, Optionee agrees to be bound by the terms and conditions in the Plan, the Grant Terms and this Award Agreement, including the Appendix.